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                                                                   Exhibit 99(a)
                              BDNF PHASE 3 TRIAL
                         DOES NOT DEMONSTRATE EFFICACY

FOR IMMEDIATE RELEASE

THOUSAND OAKS, Calif., January 10, 1997 -- Amgen (NASDAQ:AMGEN) and Regeneron Pharmaceuticals, Inc. (NASDAQ:REGN) today announced that the Phase 3 clinical trial of Brain-Derived Neurotrophic Factor (BDNF) did not demonstrate clinical efficacy in patients with amyotrophic lateral sclerosis (ALS), commonly known as Lou Gehrig's Disease.

While the trial confirmed the safety and tolerability seen in earlier trials, it showed no statistically significant or clinically relevant difference in breathing capacity or survival between treatment and placebo groups. Breathing capacity was measured by forced vital capacity (F VC), a reliable measure of respiratory function and an established clinical indicator in this neurodegenerative disorder.

The trial was designed to evaluate effects of subcutaneous delivery of BDNF for ALS. Small, early-stage clinical trails investigating intrathecal administration for ALS and subcutaneous delivery for diabetic neuropathy are in progress and will continue. However, no further development of subcutaneous delivery for ALS is planned.

"Obviously, we are disappointed with these results," said Gordon Binder, chairman and chief executive officer of Amgen. "We had hoped that this trial would show benefit for patients with this tragic disease. We thank the patients and health care professionals who participated in the trial."

Leonard S. Schleifer, M.D., Ph.D., president and chief executive officer of Regeneron, also stressed his great disappointment. "Nevertheless," Schleifer said, "we continue to believe that neurotrophic factors have potential to benefit patients with neurological diseases. Thus, we will continue our pursuit of intrathecal use of BDNF in patients with ALS and both BDNF and NT-3 for treatment of peripheral neuropathies."

Amgen is a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology.

Regeneron (NASDAQ:REGN), based in Tarrytown, N.Y., is a leader in the application of molecular and cell biology to discover novel potential therapies for human medical conditions. The Company is applying its technological expertise in protein growth factors, their receptors and their mechanisms of action to the discovery and development of neurotrophic factors for the potential treatment of neurodegenerative diseases, peripheral neuropathies and nerve injury. More recently, Regeneron has used its technological expertise to attempt to identify treatments for diseases and conditions outside of the nervous system, such as inflammatory and muscle diseases, angiogenesis, hematopoiesis, and cancer.

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Amgen and Regeneron are jointly developing two neurotrophic factors, BDNF and
NT-3.

CONTACT: David Kaye, Amgen, 805/447-6692 (media)
         Denise Powell, Amgen, 805/447-4346 (investors)
         Murray Goldberg, Regeneron, 914/345-7492 (media/investors)

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NOTE:    For additional information, health care professionals and patients can contact Amgen at 1-800-772-6436 or the ALS Association at 1-800-782-4747.

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